Exhibit 10.2

U.S. Department of Justice Carmen M. Ortiz United States Attorney District of Massachusetts

Main Reception: (617) 748-3100	John Joseph Moakley United States Courthouse
1 Courthouse Way
Suite 9200
Boston, Massachusetts 02210

June 5, 2012

Brien T. O’Connor

Ropes & Gray, LLP

800 Boylston Street

Boston, MA 02199

Re:                               United States v. Orthofix, Inc.,

Dear Mr. O’Connor:

This letter sets forth the Agreement between the United States Attorney for the District of Massachusetts (“the U.S. Attorney”) and the Department of Justice (collectively, the United States Department of Justice and the U.S. Attorney will be referred to as the “United States”) and your client, Orthofix, Inc. (“Defendant” or “Orthofix”), in the above-referenced case. The Agreement is as follows:

1.                                       Change of Plea

At the earliest practicable date, Defendant shall waive indictment and plead guilty to the Information attached to this Agreement as Exhibit A charging it with: Obstruction of Federal Audit in violation of 18 U.S.C. §1516. Defendant expressly and unequivocally admits that it committed the crime charged in the Information, did so knowingly and intentionally, with an intent to deceive or defraud the United States, and is in fact guilty of that offense. Defendant also agrees to waive venue and any legal or procedural defects in the Information.

2.                                       Penalties

With respect to the count of conviction, Defendant faces the following maximum penalties:

a.                                       A fine of $500,000, or twice the gross gain/loss, whichever is greater. 18 U.S.C. §§3571(c) and (d). The gross gain resulting from the offense is $6,471,448. Thus the maximum fine is $12,942,896.

b.                                      A term of probation of not more than five (5) years. 18 U.S.C. §3561(c)(1);

c.                                       Restitution to any victims of the offense. See 18 U.S.C. §3563(b)(2); and

d.                                      With respect to the count of conviction, Defendant shall pay a mandatory special assessment of $400. 18 U.S.C. §3013.

3.                                       Fed. R. Crim. P. 11(c)(1)(C) Plea

This plea agreement is made pursuant to Fed. R. Crim. P. 11(c)(1)(C), and Defendant’s plea will be tendered pursuant to that provision. In accordance with Fed. R. Crim. P. 11(c)(1)(C), if the District Court (“Court”) accepts this plea agreement, the Court must include the agreed disposition in the judgment. If the Court rejects any aspect of this plea agreement, the U.S. Attorney may deem the Agreement null and void. Defendant expressly understands that it may not withdraw its plea of guilty unless the Court rejects this Agreement under Fed. R. Crim. P. 11(c)(5).

4.                                       Sentencing Guidelines

The parties agree jointly to take the following positions at sentencing under the United States Sentencing Guidelines:

a.                                       The parties agree that the Guideline Manual in effect as of November 1, 2010 should be used in determining Defendant’s sentence. See U.S.S.G. §§1B1.11(a).

b.                                      The parties agree that the base fine is $6,471,448, in that such amount was the pecuniary gain to Defendant from the offense. See U.S.S.G. §§8C2.4(a)(2).

c.                                       Pursuant to U.S.S.G. §8C2.5, the culpability score is 6 as determined as follows:

(1)                                  Base culpability score is five (5) pursuant to U.S.S.G. §8C2.5(a);

(2)                                  Add three (3) points pursuant to U.S.S.G. §8C2.5(b)(3)(A), in that the organization had 200 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense;

(3)                                  Deduct two (2) points pursuant to U.S.S.G. §8C2.5(g)(2).

d.                                      Pursuant to U.S.S.G. §8C2.6, the appropriate multiplier range associated with a culpability score of 6 is 1.2 to 2.4.

e.                                       Thus, the Guideline Fine Range is $7,765,737 to $12,942,896. See 18 U.S.C. §§3571(c) and (d) (maximum fine is twice the gross gain or gross loss).

f.                                         The parties agree that: (1) disgorgement pursuant to U.S.S.G. §8C2.9 is not necessary; (2) there is no basis for a downward departure or deviation under the U.S.S.G.; and (3) a fine within the guideline range will result in a reasonable sentence taking into consideration all of the factors set forth in 18 U.S.C. §§3553(a), 3572.

The U.S. Attorney may, at her sole option, be released from her commitments under this Agreement, including, but not limited to, her agreement that Paragraph 5 constitutes the appropriate disposition of this case, if at any time between Defendant’s execution of this Agreement and sentencing, Defendant:

(a)                                  Fails to admit a complete factual basis for the plea;

(b)                                 Fails to truthfully admit its conduct in the offenses of conviction;

(c)                                  Falsely denies, or frivolously contests, relevant conduct for which Defendant is accountable under U.S.S.G. §1B1.3;

(d)                                 Fails to provide truthful information about its financial status;

(e)                                  Gives false or misleading testimony in any proceeding relating to the criminal conduct charged in this case and any relevant conduct for which Defendant is accountable under U.S.S.G. §1B1.3;

(f)                                    Engages in acts which form a basis for finding that Defendant has obstructed or impeded the administration of justice under U.S.S.G. §3C1.1;

(g)                                 Commits a crime; or

(h)                                 Attempts to withdraw its guilty plea.

5.                                       Agreed Disposition

Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the U.S. Attorney and Defendant agree that the following is a reasonable and appropriate disposition of this case:

(a)                                  a criminal fine in the amount of $7,765,737, to be paid within two business days of the date of sentencing;

(b)                                 a mandatory special assessment in the amount of $400;

(c)                                  in light of the pending civil actions, including United States ex rel. Bierman v. Orthofix International, N.V., et al, C.A. No. 05-10557-EFH (District of Massachusetts), and the Civil Settlement Agreement between Orthofix and others and the United States relating to the civil action, which is being signed contemporaneously with this plea agreement, and attached hereto as Exhibit B, which requires payment of $34,234,263 plus interest, the parties agree that the complication and prolongation of the sentencing process that would result from an attempt to fashion a restitution order outweighs the need to provide restitution to the non-federal victims, if any, in this case. See, 18 U.S.C. §3663(a)(1)(B)(ii). Therefore the United States agrees that it will not seek a separate restitution order as to Orthofix as part of the resolution of the Information and the Parties agree that the appropriate resolution of this case does not include a restitution order.

(d)                                 The United States agrees that it will not seek a term of probation in light of the Corporate Integrity Agreement entered into between Orthofix and the Office of Inspector General of the Department of Health and Human Services, attached as Exhibit C.

6.                                       No Further Prosecution of Orthofix

Pursuant to Fed. R. Crim. P. 11(c)(1)(A), the United States agrees that, other than the charge in the attached Information, it shall not further prosecute Orthofix for any additional federal criminal charges with respect to the conduct: (a) covered by the Information; or (b) was the subject of the investigation of Orthofix by the federal grand jury in Massachusetts; or (c) currently known to the United States regarding illegal sales, promotion and marketing practices in connection with Orthofix bone growth stimulators (Spinal-Stim, Physio-Stim and Cervical-Stim) during the period 1999 through 2010.

This declination is expressly contingent on:

(1) the guilty plea of Orthofix being accepted by the Court and not withdrawn;

(2) Orthofix’s performance of all of its obligations, including without limitation its cooperation obligations, as set forth in this Agreement. If Orthofix’s guilty plea is not accepted by the Court or is withdrawn for any reason, or if Orthofix should fail to perform an obligation under this Agreement, this declination of prosecution shall be null and void.

The United States reserves the right to prosecute any individual, including but not limited to present and former officers, directors, employees, and agents of Orthofix, in connection with the conduct encompassed by this plea agreement, within the scope of the grand jury investigation, or known to the U.S. Attorney.

7.                                       Payment of Mandatory Special Assessment

Defendant agrees to pay the mandatory special assessment to the Clerk of the Court on or before the date of sentencing.

8.                                       Cooperation

Orthofix acknowledges that its prior, ongoing, and future cooperation is important and a material factor underlying the decision by the United States to enter into this Agreement, and therefore, Orthofix agrees to continue to cooperate fully and actively with the United States, and any other agency of the government designated by the United States regarding any matter about which Orthofix has knowledge or information in any ongoing investigation, trial, or other proceeding arising out of any ongoing federal investigation of its current and former officers, agents, and employees on the subject matters identified in paragraphs 6(a)-(c) above. Orthofix’s above cooperation shall include, but not be limited to the following:

(a)                                  Completely and truthfully disclosing all non-privileged information in its possession about which the United States may inquire, including but not limited to all information about activities of Orthofix and present and former officers, directors, employees and agents of Orthofix;

(b)                                 Assembling, organizing and providing all non-privileged documents, records, and other evidence in Orthofix’s possession, custody, or control as may be requested by the United States;

(c)                                  Using its reasonable best efforts to make available its present and former officers, directors and employees to provide information and/or testimony as requested by the United States, including testimony before a grand jury, a trial court, other court proceeding, as well as interviews with law enforcement authorities. Cooperation under this paragraph shall include identification of witnesses who, to Orthofix’s knowledge, obtained in the ordinary course of business, auditing or monitoring, have material information concerning any criminal prosecution and/or trial, civil trial, or other legal proceedings brought by the United States against any present or former officer, director, or employee of Orthofix;

(d)                                 Providing testimony or information necessary to identify or establish the original location, authenticity, or other basis for admission into evidence of documents or physical evidence in any criminal or other proceeding as requested by the United States; and

(e)                                  Providing active assistance, including assistance by current counsel (including undersigned counsel) and/or successor counsel, internal or external, in connection with any investigation, criminal prosecution, and/or trial, civil trial, or other legal proceeding brought by the United States against any present or former officer, director, or employee of Orthofix.

However, notwithstanding any provision of this agreement, Orthofix is not required to: (1) request of its current or former officers, agents, or employees that they forego seeking the advice of an attorney nor that they act contrary to that advice; (2) take any action against its officers, agents, or employees for following their attorney’s advice; and (3) waive any claim of privilege or work product protection.

9.                                       Probation Department Not Bound By Agreement

The sentencing disposition agreed upon by the parties and their respective calculations under the Sentencing Guidelines are not binding upon the United States Probation Office.

10.                                 Civil and Administrative Liability

By entering into this Agreement, the U.S. Attorney does not compromise any civil or administrative liability, including but not limited to any False Claims Act or tax liability, which Orthofix may have incurred or may incur as a result of Orthofix’s conduct and its plea of guilty to the charges specified in Paragraph 1 of this Agreement.

Orthofix’s civil liability to the United States in connection with certain of the matters under investigation by the United States is resolved in the Civil Settlement Agreement, attached as Exhibit B, according to the terms set forth in that Agreement.

11.                                 Waiver of Defenses

If Orthofix’s guilty plea is not accepted by the Court for whatever reason, or is later withdrawn for whatever reason, or if Orthofix breaches this Agreement, Orthofix hereby waives, and agrees it will not interpose, if charges are filed within six months of the date on which such guilty plea is rejected or withdrawn or a breach is declared by the USAO, any defense to any charges brought against it which it might otherwise have under the Constitution for pre-indictment delay, any statute of limitations, or the Speedy Trial Act, except any such defense that Orthofix may already have for conduct occurring before November 13, 2004.

12.                                 Breach of Agreement

If the U.S. Attorney determines that Orthofix has failed to comply with any material provision of this Agreement, the United States may, at its sole option, be released from its commitments under this Agreement in its entirety by notifying Orthofix, through counsel or otherwise, in writing. The United States may also pursue all remedies available under the law, even if it elects not to be released from its commitments under this Agreement. Orthofix recognizes that no such breach by Orthofix of an obligation under this Agreement shall be grounds for withdrawal of its guilty plea.  Orthofix understands that should it breach any material provision of this Agreement, the U.S. Attorney will have the right to use against Orthofix before any grand jury, at any trial or hearing, or for sentencing purposes, any statements which may be made by Orthofix, and any information, materials, documents or objects which may be provided by it to the government subsequent to this Agreement, without any limitation.

Orthofix understands and agrees that this Rule 11(c)(1)(C) plea agreement and its agreed upon criminal disposition:

a.                                       are wholly dependent upon Orthofix’s timely compliance with the provisions of the attached Civil Settlement Agreement, including the requirement in the agreement that Orthofix pay to the United States the amount of $34,234,263, plus interest continuing until and including the day before complete payment is made in accord with the terms of the Civil Settlement Agreement; and that

b.                                      failure by Orthofix to comply fully with the terms of this Agreement or the attached Civil Settlement Agreement will constitute a breach of this Agreement; provided, however, that a breach of the Corporate Integrity Agreement (CIA) attached hereto as Exhibit C does not constitute a breach of this Plea Agreement, and any disputes arising under the CIA shall be resolved exclusively through the dispute resolution provisions of the CIA.

In the event Orthofix at any time hereafter breaches any material provision of this Agreement, Orthofix understands that: (1) the United States will as of the date of that breach be relieved of any obligations it may have in this Agreement and the attached Civil Settlement Agreement, including but not limited to the promise not to further prosecute Orthofix as set forth in this Agreement; and (2) Orthofix will not be relieved of its obligation to make the payments set forth in this Agreement and the attached Civil Settlement Agreement, nor will it be entitled to return of any monies already paid. Moreover, in the event of a breach, Orthofix hereby waives, and agrees it will not interpose, any defense to any charges brought against it which it might otherwise have under the Constitution for pre-indictment delay, any statute of limitations, or the Speedy Trial Act, except any such defense that Orthofix may already have for conduct occurring before November 13, 2004.

13.                                 Corporate Authorization

Orthofix’s acknowledgment of this Agreement and execution of this Agreement on behalf of the corporation is attached as Exhibit D. Orthofix shall provide to the U.S. Attorney and the Court a certified copy of a resolution of Orthofix, Inc.’s governing authority, affirming that it has authority to enter into the Plea Agreement and has (1) reviewed the Information in this case and the proposed Plea Agreement; (2) consulted with legal counsel in connection with the matter; (3) voted to enter into the proposed Plea Agreement; (4) voted to authorize Orthofix to plead guilty to the charge specified in the Information; and (5) voted to authorize the corporate officer identified below to execute the Plea Agreement and all other documents necessary to carry out the provisions of the Plea Agreement. A copy of the resolution is attached as Exhibit E. Orthofix agrees that either a duly authorized corporate officer or a duly authorized attorney for Orthofix, at the discretion of the Court, shall appear on behalf of Orthofix and enter the guilty plea and will also appear for the imposition of sentence.

14.                                 Who Is Bound By Agreement

This Agreement is binding upon Orthofix and the Office of the United States Attorney for the District of Massachusetts, the United States Attorney’s Offices for each of the other 93 judicial districts of the United States, the Consumer Protection Branch of the Department of Justice, and the Criminal Division of the United States Department of Justice on the matters set forth above in Paragraph 6. A copy of the letter to United States Attorney Carmen M. Ortiz from Lanny A. Breuer, Assistant Attorney General, Criminal Division, Department of Justice, authorizing this Agreement is attached as Exhibit F. Orthofix understands that this Agreement does not bind any state or local prosecutive authorities, the Tax Division of the U.S. Department of Justice, or the Internal Revenue Service of the U.S. Department of the Treasury.

15.                                 Complete Agreement

This letter contains the complete and only agreement between the parties relating to the disposition of this case. No promises, representations or agreements have been made other than those set forth in this Agreement and its attachments. This Agreement supersedes prior understandings, if any, of the parties, whether written or oral. This Agreement can be modified or supplemented only in a written memorandum signed by the parties or on the record in court.

If this letter accurately reflects the agreement between the United States and Orthofix, please have the authorized representative of Orthofix, Inc. sign the Acknowledgment of Agreement below. Please also sign as Witness and return the original of this letter to Assistant U.S. Attorney David Schumacher of the United States Attorney’s Office for the District of Massachusetts.

Very truly yours,

/s/ Carmen M. Ortiz
CARMEN M. ORTIZ
UNITED STATES ATTORNEY
DISTRICT OF MASSACHUSETTS

By:	/s/ David S. Schumacher
DAVID S. SCHUMACHER
Assistant U.S. Attorney

By:	/s/ Jeremy M. Sternberg
JEREMY M. STERNBERG
Assistant U.S. Attorney

ACKNOWLEDGMENT OF PLEA AGREEMENT

The Board of Directors of Orthofix Inc. (the “Board”) has authorized me to execute this Plea Agreement on behalf of Orthofix Inc. The Board has read this Plea Agreement and the attached criminal Information, in their entirety and has discussed them fully in consultation with Orthofix Inc.’s attorneys. The Board acknowledges that these documents fully set forth Orthofix Inc.’s agreement with the United States. The Board further states that no additional promises or representations have been made to Orthofix Inc. by any officials of the United States in connection with the disposition of this matter, other than those set forth in the Plea Agreement.

Dated:	June 7, 2012	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm
Senior Vice President, General Counsel, and
Corporate Secretary
Orthofix, Inc.

Dated:	June 5, 2012	/s/ Brien T. O’Connor
Brien T. O’Connor
Ropes & Gray, LLP
Counsel for Orthofix, Inc.